Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80319, 333-50448, 333-60396, 333-118804, 333-163780, 333-192703, 333-221810, 333-152939, 333-275920, and 333-275921 on Form S-8 of our reports dated March 28, 2024, relating to the consolidated financial statements and financial statement schedule of Semtech Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 28, 2024.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 28, 2024